Exhibit 10.1

[English Translation]

FOUR SEASONS EDUCATION (CAYMAN) INC.

SHARE OPTION INCENTIVE PLAN

Chapter 1 General Provisions

Clause 1	Purpose of the Share Option Incentive Plan

This plan (the “Plan”) was formulated upon the approval of the board of directors to establish a long-term incentive mechanism for the middle level and senior level management and the start-up employees (the “Beneficiaries”) of FOUR SEASONS EDUCATION (CAYMAN) INC. ( “Four Seasons Education” or the “Company”), to supplement the short-term corporate actions during the development of the Company, to rectify the existing equal distribution system, to attract talented people and to implement the share option incentives in order to effectively consolidate the middle level and senior level management and the start-up employees with Four Season Education’s assets and benefits, and thus to strengthen the Company’s cohesion and core competitiveness, to improve the efficiency in the use of resources, to ensure the Company’s sustainable development and to promote the Company’s performance according to relevant laws and regulations and the articles of association of the Company.

Clause 2	Definitions in relation to the Share Option

1.	Share Option: refers to the process of the Company retaining certain portion of shares and authorizing the board of directors to administer as the source of share options, and according to the appraisal provisions of this Plan, the shares will be granted to beneficiaries by the board of directors based on performance appraisal results. The Beneficiary shall have the corresponding profit distribution rights in accordance to the proportion of the shares he/she holds, and are entitled to postpone the exercise of the granted Share Options to obtain the shares of the Company under specified conditions.

2.	Share Option Holder: the employees of Four Season Education, who meet the conditions for being granted the Share Option under this Plan and obtain such Share Option under the approval of the board of directors of the Company, namely the Beneficiary of the Share Option.

3.	Exercise of Option: the act of the Share Option Holder exercising his/her Share Option to obtain the shares of the Company according the relevant provisions of this Plan and thus become the real holder (underlying shareholder) of the shares of the Company, or the Share Option Holder delegates the Entrusted Shareholder to hold the shares of the Company obtained under this Plan on behalf the Beneficiary.

4.	Term for Exercise of Option: refer to the period during which the Share Option Holder may exercise the Share Option to obtain the real underlying shares of the Company.

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Clause 3	Principles for Incentive

1.	The manner in which Share Option is granted to the Beneficiary (the Share Option Holder) shall be confirmed by the founding shareholder(s) of the Company. The board of directors of the Company or the Administrator (as defined in Clause 6 of this Plan) shall implement such incentives as authorized by the founding shareholder(s) of the Company or according to the provisions of this Plan.

2.	This incentive plan aims to encourage the middle level and senior level management and the start-up employees of the Company and to highlight the value of human resources.

Chapter 2 Definition of the Beneficiaries of the Share Option

Clause 4	The Standard Definition of the Beneficiaries of the Share Option shall be determined by the key positions of the Company and personnel on such positions shall be deemed as the beneficiaries.

Clause 5	The specific definition of the Beneficiaries confirmed under this Plan is as follows:

1.	Personnel on key positions of the Company and approved by the board of directors of the Company, including the middle level and senior level management and the start-up employees.

2.	Special personnel approved by the founding shareholder(s) upon the request of the board of directors or the Administrator, who makes special contribution to the Company but not falling under the definition of the Beneficiaries under this Plan.

Chapter 3 Holding and Administration of the Share Option

Clause 6	Administrator

This plan shall be administered and interpreted by the board of directors of the Company or the persons designated by the board of directors according to Cayman Islands laws (the “Applicable Laws”). Unless otherwise determined by the board of directors of the Company, any decision, judgement or interpretation regarding this Plan made by the Administrator shall be final and such judgement or interpretation shall be binding on all Beneficiaries and Entrusted Shareholder(s) (if any). The board of directors of the Company may restrict, suspend or terminate the power of the Administrator at any time.

Clause 7	Power of the Administrator

Subject to the Applicable Laws and the provisions of this Plan, unless otherwise specified by the board of directors, the Administrator shall have the following rights:

(1)	To determine/change the Entrusted Shareholder(s) (if any) under this Plan;

(2)	To determine the list of Beneficiaries under this Plan;

(3)	To determine the number of incentive shares covered by each Option granted under this Plan;

(4)	To determine the exercise price for the Beneficiary’s Share Option and to determine or amend the format of the agreements or documents used under this Plan (including but not limited to relevant share option award agreement, share transfer agreement and share repurchase agreement);

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(5)	To determine the terms and conditions of any Share Option granted under this Plan;

(6)	To amend and/or supplement the terms and conditions of any outstanding Options granted under this Plan and/or the incentive shares which have been held by the Beneficiary under his/her real name, provided that such amendment and/or supplement shall not adversely affect the immediate economic benefits of any Beneficiary before such amendment and/or supplement is being made;

(7)	To determine the manner in which the Share Options / incentive shares are held, e.g. held directly by the Beneficiary or held by the current shareholder(s) designated by the Company (the “Entrusted Shareholder”) through agreements.

(8)	To determine the relevant terms and conditions for the repurchase/withdrawal of the incentive shares held by the Beneficiary under his/her real name and the outstanding Options granted under this Plan and option award agreement(s) (if any) (including but not limited to the repurchase price);

(9)	To interpret the provisions of this Plan under which the Share Options are granted; and

(10)	To take other actions which the Administrator deemed as appropriate without violating the provisions of this Plan.

Chapter 5 Number and Term of the Share Option; Timing and Manner of Exercise

Clause 8	Number of Share Option

1.	The Company has retained 3,000,000 Options.

2.	The number of Options granted to each Beneficiary shall vary according to his/her level and position.

Clause 9	The Vesting Period (the “Term for Exercise of Option”) and Manner of Exercise of the Share Option

1.	The Share Options have a vesting period of four years. The Beneficiary may obtain one quarter of his/her Share Options for every 12 months in principle.

a)	25% of the Options will be vested and exercisable upon 12 months after the granting date;

b)	Another 25% of the Options will be vested and exercisable upon 24 months after the granting date;

c)	Another 25% of the Options will be vested and exercisable upon 36 months after the granting date;

d)	Another 25% of the Options will be vested and exercisable upon 48 months after the granting date.

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2	The Options are not exercisable before vesting.

3.	The Beneficiary being granted the Share Options may waive such Options but shall give written notice to the board of directors, the Administrator or the Company in a timely manner.

Clause 10	Loss of Share Option

The Beneficiaries agree that, if any of the following circumstances exists, all the Share Options held by them shall automatically be lost:

(1)	The employment relationship or service relationship between the Beneficiary and the company ceases for any reason;

(2)	The Beneficiary materially violates any applicable laws, regulations or the articles of association of the Company;

(3)	The Beneficiary engages in any offense and is subject to criminal penalties;

(4)	The Beneficiary is disloyal to the Company, including but not limited to resigning from the Company and employed by other companies or entities which are in direct or indirect competition with the Company, or making profits from related party transactions with the Company (except for the transactions which have been disclosed to the Company and approved by the board of directors of the Company in advance);

(5)	The Beneficiary is in material breach of any agreement with the Company, including but not limited to disclosure of confidential information of the Company, such as trade secrets, material failure to perform or unwillingness to perform his/her obligations as an employee or a director of the Company (except for the death or loss of work capacity of the Beneficiary);

(6)	The Beneficiary violates any regulations or policies of the Company which causes loss, damage or injury to the Company’s property or reputation or other employees or directors; or

(7)	Other circumstances as determined by the board of directors or the Administrator from time to time or as stipulated in the option award agreement (if any).

Chapter 6 Restrictions on the Share Option

Clause 11	Restrictions on the Share Options/Incentive Shares held by the Entrusted Shareholder(s) (if any)

Each Entrusted Shareholder, without the authorization of the board of directors, shall not transfer, sell, donate, create mortgage on or pledge the Share Option to any person other than the Beneficiaries under this Plan.

Clause 12	Restrictions on the Share Option/Incentive Shares held by the Beneficiary

The Beneficiary shall not transfer, sell, donate, create mortgage on or pledge any Share Option or dispose any Share Option in any other ways.

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Clause 13	The Beneficiary is entitled to receive the dividends corresponding to the Share Option/incentive share he/she directly holds.

Clause 14	Other Restrictions

The board of directors or the Administrator may restrict the conditions for the subscription and holding of the Share Option from time to time, provided that such restriction shall not materially impact the Beneficiary’s economic benefits which have been obtained or could reasonably be anticipated to obtain before such restriction.

Chapter 7 Effective Date and Term

Clause 15	This Plan shall be effective upon the approval of the board of directors.

Clause 16	This Plan will be announced through internal notice (circulation?) of Four Season Education. Once this Plan is announced, any Beneficiary who holds the position as stated in this Plan, regardless of the time when he/she takes up the position, shall be deemed to have known and acknowledged the contents of this Plan. This Plan will be binding to the Beneficiary and be legally binding to the maximum extent as permitted under Cayman Island Laws.

Chapter 8 Interpretation, Amendment and Termination

Clause 17	Interpretation of this Plan shall belong to the board of directors of the Company.

Clause 18	The board of directors of the Company may amend, suspend or terminate this Plan at any time, provided that:

(1)	The pending amendment, suspension or termination shall not materially affect the economic benefits of the Beneficiary that has been obtained or could be anticipated to obtain before such amendment, suspension or termination;

(2)	Any amendment, suspension or termination shall only be valid under the following conditions:

(i)	it is made in writing; and

(ii)	it is approved by the board of directors

Chapter 9 Other Instructions

Clause 19	Any notice under this Plan or in relation to this Plan shall be in writing.

Clause 20	The Beneficiary shall keep confidential of this Plan, or any agreement or document signed under this Plan (including but not limited to the option award agreement, share transfer agreement and share repurchase agreement) and his/her personal Share Option, and shall not disclose any aforesaid information to any third party.

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Clause 21	The Beneficiary’s participation in this Plan shall have no impact on his/her entitlement to other welfare plans of the Company.

Clause 22	This Plan does not entitle the Beneficiary to any rights in relation to the his/her employment or service, nor does it affect the rights of the Beneficiary or the Company to terminate the employment or the service of the Beneficiary at any time with or without cause.

Clause 23	If the Company reorganizes, resulting in the change of the granting subject of this Plan, the board of directors of the Company shall be entitled to terminate this Plan and to cancel the Option or incentive shares granted to the Beneficiary. Other subject established after the reorganization shall implement incentive plan and grant share options in accordance with the principles and purpose determined under this Plan.

FOUR SEASONS EDUCATION (CAYMAN) INC.

June 22, 2015

Appendix:

Confirmation on the Incentive Plan

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